SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 2, 2005

DRESSER, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32372	75-2795365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15455 Dallas Parkway, Suite 1100
Addison, Texas 75001
(Address of principal executive offices) (zip code)

(972) 361-9800
(Registrant's Telephone Number, Including Area Code)

Item 2.06. Material Impairments

On August 31, 2005, the Company disclosed it would record approximately $6.0 million in impairment charges related to the carrying value of previously capitalized software costs. The Company has since determined that several additional operations will abandon their in-process software development costs. As a result, the Company will record additional impairment charges of approximately $6.0 million, bringing its total software impairment to approximately $12.0 million, all of which will be recorded in the third quarter of 2005.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 2, 2005, Paul D. Barnett resigned as a director of the Company. The resulting vacancy on the Company's Board of Directors was filled by Stephen Berger, who was appointed as a director and a member of the Executive Committee on the same date.

Mr. Berger, 66, is Chairman of Odyssey Investment Partners, LLC., one of the principal investors in the Company, and has served in that role since 1997. Mr. Berger served as a General Partner of Odyssey Partners, L.P., where he headed its private equity investing business, from 1993 to 1997. He currently serves on the Board of Directors of Dayton Superior Corporation, a construction metals manufacturer and distributor, and Pro Mach, Inc., a packaging equipment manufacturer. He previously served as a director of Velocita Corp, a broadband networks provider which filed for bankruptcy protection in 2002. Prior to joining Odyssey Partners in 1993, Mr. Berger was Executive Vice-President of GE Capital (1990--1993), and was Chairman and Chief Executive Officer of Financial Guaranty Insurance Company, a wholly owned subsidiary of GE Capital. Mr. Berger served as Executive Director of the Port Authority of New York and New Jersey from 1985 to 1990. Mr. Berger was Chairman of the United States Railway Association and was appointed by President Carter to supervise, on behalf of the federal government, the restructuring of Conrail and its emergence from bankruptcy. A native of New York City, Mr. Berger is a graduate of Brandeis University.

A copy of the Company's press release announcing the resignation of Mr. Barnett and the appointment of Mr. Berger is attached hereto as Exhibit 99.1.

Item 5.05. Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics

On November 2, 2005, the Company waived an additional potential conflict of interest under its Code of Conduct relating to Robert D. Woltil, its Senior Vice President, Finance and Accounting. The background to the Company's original waiver is set forth in its Current Report on Form 8-K filed with the SEC on October 4, 2005. It is the Company's current understanding that in addition to his previously disclosed circumstances, Mr. Woltil retains an obligation to pay to Tatum Partners an amount equal to 15% of his gain on any equity interest in the Company he may be granted in his capacity as an officer or employee.

Item 8.01 Other Events.

On November 2, 2005, the Company announced that it is seeking an extension from the lenders under its senior secured credit facility and its senior unsecured term loan of its financial statements delivery requirement. Among other things, the request would extend the deadline from November 14, 2005 to February 15, 2006 for providing its 2004 audited annual financial statements and its 2005 unaudited quarterly financial statements, which have been delayed because of a previously announced restatement. The Company also stated that it intended to commence a solicitation of consents from the holders of its senior subordinated notes to amend and waive certain reporting requirements in the governing indenture. Upon the commencement of the consent solicitation, the Company intends to file with the SEC a Current Report on Form 8-K which includes draft unaudited financial statements for the year ended December 31, 2004, as well as draft unaudited financial statements for the quarters ended March 31, 2005 and June 30, 2005. The draft financial statements would remain subject to change until the final Form 10-K and 10-Q filings are made after completion of the consent solicitation process.

Item 9.01. Financial Statements and Exhibits

  Exhibits
    Press Release, dated November 2, 2005, relating to the resignation of Paul D. Barnett from, and the appointment of Stephen Berger to, the Company's Board of Directors.
    Press Release, dated November 2, 2005, relating to the Company's request for extension of delivery of financial statements from senior lenders.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2005

Dresser, Inc.

/s/  PATRICK M. MURRAY
Patrick M. Murray
Chief Executive Officer and

Chairman of the Board

/s/  JAMES A. NATTIER
James A. Nattier
Executive Vice President and
Chief Financial Officer

/s/  THOMAS J. KANUK
Thomas J. Kanuk
Corporate Controller and
Chief Accounting Officer

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EXHIBIT INDEX

Exhibit No. Description
    Press Release, dated November 2, 2005, relating to the resignation of Paul D. Barnett from, and the appointment of Stephen Berger to, the Company's Board of Directors.
    Press Release, dated November 2, 2005, relating to the Company's request for extension of delivery of financial statements from senior lenders.

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